UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 23, 2017
FLIR Systems, Inc.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-21918 (Commission File Number)	93-0708501 (IRS Employer Identification No.)

27700 SW Parkway Avenue Wilsonville, Oregon (Address of Principal Executive Offices)		97070 (Zip Code)

503-498-3547
(Registrant’s telephone number, including area code)
 (Former name or former address, if changed since last report)
________________________________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective June 19, 2017 (the “Effective Date”), the Board of Directors (the “Board”) of FLIR Systems, Inc. (the “Company”) appointed James J. Cannon, 46, as President, Chief Executive Officer and Director of the Company replacing Andrew C. Teich, who previously announced his plan to retire.
Prior to his appointment as President, Chief Executive Officer and Director of the Company, Mr. Cannon was an employee of Stanley Black & Decker, Inc. since 2001, most recently as President, Stanley Security, North America & Emerging Markets, since October 2014. Previously, Mr. Cannon was President of Stanley Oil & Gas from August 2012 to October 2014, President of Stanley Industrial & Automotive Repair, Europe and Latin America, from July 2011 to August 2012, and President of Stanley Industrial and Automotive Repair, North America from February 2009 to July 2011. Prior to that from 1989 to 1999 Mr. Cannon served in the United States Army in various locations around the World as an infantryman and armor officer, including Operations Desert Shield and Desert Storm in Iraq, where he was awarded a Combat Infantryman’s Badge. Mr. Cannon is a graduate of the University of Tennessee, Chattanooga (B.S. Business Administration/Marketing). Mr. Cannon is a member of the Board of Directors of Lydall, Inc.
Pursuant to an employment agreement (the “Employment Agreement”) between the Company and Mr. Cannon dated as of the Effective Date, Mr. Cannon will be paid an annualized base salary of $725,000, prorated from June 19, 2017, and will be eligible for annual incentive compensation for 2017 as determined by the Company’s compensation committee of the Board (the “Compensation Committee”) in accordance with the Company’s 2012 Executive Bonus Plan, as in effect from time to time. Mr. Cannon will have an initial annual incentive payment target of 100% of his base salary, prorated from June 19, 2017, with a minimum incentive payment for 2017 of $350,000. The Employment Agreement provides that for 2018 Mr. Cannon will be paid an annualized base salary of $750,000 and will have an annual incentive target for 2018 of 100% of base salary with a minimum annual incentive payment equal to 50% of base salary. The Employment Agreement has an initial term ending December 31, 2018, which may be renewed by mutual agreement of the Company and Mr. Cannon.
Within seven (7) business days of the Effective Date, Mr. Cannon will also receive a cash payment of approximately $3.0 million (with the actual amount calculated in accordance with the Employment Agreement). This payment is intended to compensate Mr. Cannon for the loss of unvested stock options scheduled to vest over the short term and other incentives Mr. Cannon was granted pursuant to his employment with his previous employer (“Previous Employer”) and forfeited because of his joining the Company. In addition, subject to the approval of the Board and the Compensation Committee, within seven (7) business days of the Effective Date, Mr. Cannon will also receive an equity grant with a value of approximately $3.2 million intended to compensate him for the loss of long-term equity grants Mr. Cannon was granted by Previous Employer and forfeited because of his joining the Company. The size of this equity grant: is approximately 85,109 Company restricted share units (with the actual number determined in accordance with the Employment Agreement), and includes unequal tranches that will vest on December 6, 2018, 2019, 2020 and 2021 inclusively, subject to Mr. Cannon’s continued employment with us. Also, subject to the approval of the Board and the Committee, within seven (7) days of the Effective Date, Mr. Cannon will receive FLIR CEO equity grants having a cumulative grant date value of $3.6 million prorated based on his start date in 2017 (approximately $1.95 million after proration from the Effective Date to the end of 2017) - 25% in the form of stock options, 25% in the form of restricted share units, and 50% in the form of performance restricted share units subject to the performance metrics applicable to Company executive officers under the Company’s 2017 long term incentive plan. In addition, subject to the approval of the Board and the Compensation Committee to occur in or around February 2018, Mr. Cannon shall be eligible to receive an equity grant in 2018 having a grant date economic value of not less than $3.6 million, with the grant type(s) and performance criteria as determined by the Compensation Committee in accordance with the Company’s annual executive incentive program.
Pursuant to the Employment Agreement, if the Employment Agreement is not renewed by the Company or the Company terminates the employment of Mr. Cannon without Cause or if Mr. Cannon terminates his employment for Good Reason (as such capitalized terms are defined in the Employment Agreement), he will be entitled to receive: (i) continued payments of his base salary in effect at the time of such termination for a period equal to the greater of 12 months or the remaining term of the Employment Agreement, (ii) payment or reimbursement for the premiums cost of any continued health coverage elected by Mr. Cannon under COBRA for a period of up to 12 months following the termination date, (iii) an annual bonus of not less than one year’s base salary for the year in which such termination occurs, and (iv) immediate vesting acceleration of all equity awards granted to Mr. Cannon. If Mr. Cannon’s employment terminates because of his death or disability, Mr. Cannon’s estate or designated beneficiary will be entitled to an amount equal to his annual base salary.

The Employment Agreement also provides that Mr. Cannon will be subject to customary non-compete and other restrictive covenants.
Pursuant to a change of control agreement (the “Change of Control Agreement”) between the Company and Mr. Cannon, to be dated as of June 19, 2017, Mr. Cannon is entitled to receive, in the event of a Change of Control (as such term is defined in the Change of Control Agreement) and the termination of his employment by the Company without Cause within 60 days prior to such event or 180 days after such event or by Mr. Cannon for Good Reason within 180 days following such event (as such capitalized terms are defined in the Change of Control Agreement), the following benefits: (i) immediate vesting of any unvested equity awards, (ii) a lump-sum payment equal to two hundred percent (200%) of the sum of Mr. Cannon’s annual base salary and target annual incentive compensation in effect as of the day before the Change of Control, and (iii) continuation of health benefits for a maximum period of 18 months. If the payment would result in a “parachute payment” within the meaning of Section 280G under the United States Internal Revenue Code, then benefits will be reduced so that the payment would be $1.00 less than the amount that would cause the payments to be subject to excise tax. The change of control benefits described in clauses (ii) and (iii) above are contingent on Mr. Cannon signing and not revoking a release of claims in a form satisfactory to the Company. The Change of Control Agreement has an initial term ending December 31, 2018 and will renew for successive one-year periods unless the Company provides notice of non-renewal as provided therein. Severance benefits under the Change of Control Agreement will supersede any rights to severance under other Company plans or agreements, including the Employment Agreement, and any severance payments or benefits received under the Employment Agreement will offset payments or benefits payable under the Change of Control Agreement.
In addition, Mr. Cannon will be reimbursed for the cost of relocation to Portland, Oregon, including temporary living expenses for up to two years and any loss of sale of Mr. Cannon’s current residence and a monthly car allowance of $1,500.
The foregoing descriptions of the Employment Agreement and Change of Control Agreement do not purport to be complete and are qualified in their entirety by their full text, which are filed as Exhibits 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.

Effective upon his appointment as President, Chief Executive Officer and Director of the Company, Mr. Cannon will be designated as an “officer” as such term is used within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

There is no arrangement or understanding between Mr. Cannon and any other persons pursuant to which Mr. Cannon was selected as an officer. There are no family relationships between Mr. Cannon and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year and except as described above, the Company has not engaged in any transaction in which Mr. Cannon had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Item 7.01     REGULATION FD DISCLOSURE

On May 23, 2017, the Company issued a press release announcing Mr. Cannon’s appointment as President, Chief Executive Officer and Director. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.     FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

10.1	Executive Employment Agreement between FLIR Systems, Inc. and James J. Cannon dated as of June 19, 2017.

10.2	Change of Control Agreement between FLIR Systems, Inc. and James J. Cannon dated as of June 19, 2017.

99.1	Press Release of FLIR Systems, Inc. dated May 23, 2017.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIR SYSTEMS, INC.
Date: May 23, 2017	By:	/s/ Todd M. DuChene
Todd M. DuChene Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement between FLIR Systems, Inc. and James J. Cannon dated as of June 19, 2017.

10.2	Change of Control Agreement between FLIR Systems, Inc. and James J. Cannon to be dated as of June 19, 2017.

99.1	Press Release of FLIR Systems, Inc. dated May 23, 2017.